Exhibit 10.2

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into, by and between MeetMe, Inc., a Delaware corporation (the “Company”), and ____________ (“Executive”) as of June 1, 2016, and amends and restates in its entirety the Employment Agreement between the Company and Executive dated as of ______________, ____ (the “Prior Agreement”).

WHEREAS, the parties desire to enter into this Agreement to reflect Executive’s position and role in the Company’s business and to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

WHEREAS, this Agreement shall become effective on the date first above written (the “Effective Date”) and shall replace and supersede the Prior Agreement and all prior agreements related to the subject matter hereof, except as otherwise provided in Section 13(a) below.

WHEREAS, Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the benefits provided to Executive under this Agreement.

WHEREAS, certain capitalized terms shall have the meanings given those terms in Section 3 of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.       Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1     Employment Term. This Agreement shall be effective as of the Effective Date, and shall continue until third anniversary of the Effective Date, unless the Agreement is terminated sooner in accordance with Section 2 below. In addition, the term of the Agreement shall automatically renew for periods of one year unless the Company gives written notice to Executive, at least 60 days prior to the end of the initial term or at least 60 days prior to the end of any one-year renewal period, that the Agreement shall be terminated. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.” The Company’s termination of this Agreement upon the three year anniversary of the Effective Date or at the end of any one-year renewal period shall be considered an involuntary termination of Executive’s employment under this Agreement if (i) Executive is willing and able to continue performing services under terms similar to those in this Agreement, (ii) the Company does not offer Executive continued employment on terms substantially similar to those in this Agreement, and (iii) Executive’s employment terminates other than for Cause (as defined in Section 3), death, Disability (as defined in Section 3) or resignation by Executive without Good Reason (as defined in Section 3) at the date of such termination of the Agreement.

1.2     Duties and Responsibilities; Principal Place of Employment. During the Employment Term, Executive shall report to the Chief Executive Officer of the Company (the “CEO”) and shall serve as the __________________ of the Company, or in such other positions as the CEO or the Board of Directors of the Company (the “Board”) determines. Executive’s principal place of employment under this Agreement will be the Company’s headquarters in New Hope, PA; provided that Executive may be required to travel for business in accordance with his duties and responsibilities under this Agreement.

1.3     Extent of Service. During the Employment Term, Executive agrees to use Executive’s full and best efforts to carry out Executive’s duties and responsibilities as set forth in Section 1.2 hereof with the highest degree of loyalty and the highest standards of care and, consistent with the other provisions of this Agreement, Executive agrees to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the CEO, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company or which conflict with Executive’s obligations pursuant to the Section 5 hereof. Executive will not serve on the board of directors of an entity unrelated to the Company (other than non-profit charitable organizations) without the consent of the CEO (which shall not be unreasonably withheld) and consistent with the Company’s written code of business conduct and ethics, including the MeetMe, Inc. Code of Conduct and Ethics.

1.4     Base Salary. During the initial year of the Employment Term, for all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), at the annual rate of $__________, payable in installments at such times as the Company customarily pays its other employees. Executive’s Base Salary shall be reviewed periodically for appropriate adjustments, if any, by the CEO or the Compensation Committee of the Board (the “Compensation Committee”) pursuant to the Company’s normal performance review policies for senior level executives. Executive’s Base Salary also may be decreased as part of an overall Company reduction of compensation.

1.5     Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Term, Executive shall be entitled to participate in the employee retirement and welfare benefit plans and programs made available to the Company’s senior level executives as a group, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. Currently, the Company sponsors a 401(k) retirement plan and provides medical, dental, vision and life insurance to its senior level executives. During the Employment Term, Executive shall be entitled to no less than 15 days of vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.

1.6     Reimbursement of Expenses. During the Employment Term, Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for the Company’s senior level executives as a group.

1.7     Incentive Compensation. During the Employment Term, Executive shall be entitled to participate in all short-term and long-term incentive programs established by the Company (including without limitation with respect to options to purchase shares of the Company stock and restricted stock awards), at such levels as the CEO or Compensation Committee determines. Executive shall be eligible for annual incentive compensation with a target amount equal to _____% of his Base Salary. The actual amount of such annual incentive compensation shall be determined in accordance with the applicable plans based on achievement of individual and Company performance objectives established in advance by the CEO or Compensation Committee. No minimum incentive is guaranteed.

2.       Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1     Termination without Cause or Resignation for Good Reason. The Company may terminate Executive’s employment with the Company at any time without Cause, in which case the Employment Term shall be deemed to have ended, effective upon not less than 30 days’ prior written notice to Executive pursuant to Section 4 (or upon another mutually agreed upon date). Additionally, Executive may resign from his employment with the Company for Good Reason, in which case the Employment Term shall be deemed to have ended, with such resignation to become effective no later than the day immediately following the 120th day following the initial occurrence of the event constituting Good Reason. For the avoidance of doubt, a failure by the Company to renew this Agreement (for a reason other than Cause, death or Disability or Executive’s resignation without Good Reason) shall be treated as termination of Executive’s employment under this Section 2.1.

2.2     Benefits Payable upon Termination without Cause or Resignation for Good Reason.

(a)     In the event of a termination of Executive’s employment as described in Section 2.1 during the Employment Term (including, termination as a result of the Company’s decision not to renew this Agreement for a reason other than Cause, death or Disability or Executive’s resignation without Good Reason), if Executive executes and does not revoke a Release (as defined in Section 3), Executive shall be entitled to receive the following severance benefits:

(i)     For the 12 month period following the Termination Date (as defined in Section 3), Executive shall receive an amount equal to Executive’s periodic Base Salary payments (at the rate in effect immediately before the Termination Date), which shall be paid in periodic installments in accordance with the Company’s payroll practices. Subject to Executive’s delivery and non-revocation of an effective Release, payments will begin on the first regularly scheduled payroll date that occurs after the 60th day after the Termination Date, and the first payment will include amounts not yet paid during the 60 day period.

(ii)     To the extent Executive has an annual incentive compensation award for the year of termination, Executive shall receive a pro rata target annual incentive compensation award payment for the year in which Executive’s Termination Date occurs (measured at the target level, identified “goal” target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives), which shall be paid on the first regularly scheduled payroll date that occurs after the 60th day after the Termination Date, subject to Executive’s delivery and non-revocation of an effective Release. The pro rata amount shall be determined as the target amount in effect for the year of termination, multiplied by a fraction, the numerator of which is the number of days in which Executive was employed by the Company during the year of termination, including the Termination Date, and the denominator of which is 365.

(iii)     During the 12 month period following the Termination Date, if Executive timely elects continued coverage under Section 4980B of the Code (“COBRA”), the Company will reimburse Executive for the monthly COBRA cost of continued medical and dental coverage under the medical and dental plans of the Company paid by Executive for Executive, and, if applicable, Executive’s spouse and dependents, less the amount that Executive would be required to contribute for medical and dental coverage if Executive were an active employee of the Company; provided that such reimbursements shall not continue beyond the first to occur of (x) the date on which Executive fails to pay the COBRA cost of continuation coverage under the medical and dental plans of the Company and (y) the date on which Executive is eligible for substantially similar coverage from a subsequent employer. Subject to Executive’s delivery and non-revocation of an effective Release, these reimbursements will commence within 60 days following the Termination Date and will be paid on the first payroll date of each month, provided that Executive demonstrates proof of payment of the applicable premiums prior to the applicable reimbursement payment date.

(iv)     The vesting of each outstanding time-based equity award granted to Executive will accelerate so that such awards will be vested to the extent such awards would have been vested on the next annual vesting date of the applicable award after the Termination Date had Executive remained employed through such applicable next vesting date.

(b)     In addition to the foregoing, Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any other benefits in accordance with the terms of any applicable plans and programs of the Company; provided that Executive shall not be entitled to receive severance benefits under any Company severance plan.

(c)     Notwithstanding the foregoing, if Executive is a “specified employee” of a publicly held corporation on the Termination Date, the postponement provisions of Section 409A of the Code, as described in Section 20 below, shall apply, if applicable.

2.3     Retirement or Other Voluntary Termination. Executive may voluntarily terminate employment for any reason, including voluntary retirement, effective upon 30 days’ prior written notice of termination in accordance with Section 4. In such event, after the effective date of such termination, no further payments shall be due under this Agreement. However, Executive shall receive any amounts earned, accrued or owing but not yet paid under Section 1 above through the Termination Date and shall be entitled to any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company. Notwithstanding the foregoing, this Section 2.3 shall not apply if Executive terminates his employment for Good Reason (in which case Section 2.2 shall apply).

2.4     Disability. The Company may terminate Executive’s employment if Executive incurs a Disability upon written notice of termination in accordance with Section 4. Executive agrees, in the event of a dispute relating to Executive’s Disability, to submit to a physical examination by a licensed physician selected by the Company and reasonably acceptable to Executive. If Executive’s employment terminates on account of Disability, no further payments shall be due under this Agreement. However, Executive shall be entitled to (i) any benefits accrued or earned under the terms of any applicable benefit plans and programs of the Company, (ii) any amounts earned, accrued or owing but not yet paid under Section 1 above through the Termination Date and (iii) a pro rated bonus for the year in which Executive’s Disability occurs, which bonus shall be calculated and paid in the same manner as set forth in Section 2.2(a)(ii) above.

2.5     Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, (i) any amounts earned, accrued or owing but not yet paid under Section 1 above through the Termination Date, (ii) any benefits accrued or earned under the Company’s benefit plans and programs according to the terms of such plans, and (iii) a pro rated bonus for the year in which Executive’s death occurs, which bonus shall be calculated and paid in the same manner as set forth in Section 2.2(a)(ii) above. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns.

2.6     Cause. The Company or the CEO may terminate Executive’s employment at any time for Cause upon written notice or termination to Executive in accordance with Section 4, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before Executive’s termination in accordance with the terms of any applicable benefit plans and programs of the Company; provided that Executive shall not be entitled to receive any unpaid short-term or long-term cash incentive payments and Executive shall forfeit any outstanding equity grants in accordance with the terms of the applicable grant agreements.

3.       Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 3:

(a)     “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(i)     Executive’s commission of a felony (excluding all vehicular and traffic offenses);

(ii)     Executive repeatedly negligently performs or fails to perform, or willfully refuses to perform, Executive’s duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness);

(iii)     Executive commits an act of dishonesty or breach of trust or otherwise engages in misconduct in the performance of Executive’s duties;

(iv)     Executive engages in public conduct that the Board determines is harmful to the reputation of the Company;

(v)     Executive breaches any written non-solicitation, non-competition, non-disclosure or invention assignment agreement, or any other agreement in effect with the Company, including without limitation this Agreement and the Restrictive Covenants Agreement (as defined in Section 5 of this Agreement); or

(vi)     Executive breaches the Company’s written code of business conduct and ethics, including the MeetMe, Inc. Code of Conduct and Ethics.

Prior to any termination for Cause pursuant to each such event listed in (ii), (iii), (iv), (v) or (vi) above, to the extent such event(s) is capable of being cured by Executive, the Company shall give Executive written notice thereof describing in reasonable detail the circumstances constituting Cause and Executive shall have the opportunity to remedy same within 30 days after receiving written notice.

(b)     “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)     “Disability” shall mean Executive has been unable to perform the essential functions of Executive’s position with the Company by reason of physical or mental incapacity for a period of six consecutive months, subject to any obligations or limitations imposed by federal, state or local laws, including any duty to accommodate Executive under the federal Americans with Disabilities Act.

(d)     “Good Reason” shall mean the occurrence of one or more of the following, without Executive’s consent: (i)     a material diminution by the Company of Executive’s authority, duties or responsibilities; (ii) a material change in the geographic location at which Executive must perform services under this Agreement (which, for purposes of this Agreement, means relocation of the offices of the Company at which Executive is principally employed to a location more than 10 miles from the location of such offices immediately prior to the relocation, provided that such new location is also 50 miles or more from Executive’s principal residence on the date of this Agreement); (iii) a material diminution in Executive’s Base Salary (other than an overall Company reduction of compensation affecting all other senior level executives of the Company, pari passu); (iv) a material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report; or (v) any action or inaction that constitutes a material breach by the Company of this Agreement; provided that within 90 days following the first occurrence of any such event or condition, Executive shall have given written notice of termination to the Company in accordance with Section 4 and the Company shall not have fully corrected the event or condition within 30 days after such notice of termination is given. Termination of Executive’s employment by the Company for Cause, by Executive other than for Resignation for Good Reason or as a result of Executive’s death or Disability shall not be deemed to constitute or result in Resignation for Good Reason.

(e)     “Release” shall mean a release of claims approved by the Company.

(f)     “Termination Date” shall mean the effective date of the termination of Executive’s employment relationship with the Company pursuant to this Agreement.

4.       Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 9. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment if for Cause or resignation for Good Reason, and (iii) specify the Termination Date in accordance with the requirements of this Agreement.

5.       Restrictive Covenants.

5.1     Restrictive Covenants Agreement. As a condition of Executive’s employment and consideration for the terms of this Agreement, on or prior to the Effective Date, Executive has entered into the Company’s standard Confidential Information and Invention Assignment Agreement (the “Restrictive Covenants Agreement”) and agrees to be bound by the terms and conditions set forth therein. The terms of the Restrictive Covenants Agreement are hereby incorporated by reference.

5.2     Non-Competition. As additional consideration for the terms of this Agreement, during Executive’s employment with the Company and for the period of 12 months after Executive’s termination of employment with the Company for any reason, whether or not payments are being made under this Agreement, Executive shall not, directly or indirectly, in any territory or market in which the Company does business, or to Executive’s knowledge has plans to do business, render any material services for any organization, or engage in any business, that competes in any material respect with the business of the Company.

5.3     Equitable Relief; Survival.

(a)     Executive acknowledges and agrees that the restrictions contained in this Section 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of this Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel in respect of this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

(b)     Executive further acknowledges and agrees that a breach of any of the restrictions in this Section 5 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting of any bond, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of this Section 5 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

(c)     Notwithstanding anything in this Agreement to the contrary, if Executive breaches any of Executive’s obligations under this Section 5, the Company shall thereafter be obligated only for the compensation and other benefits provided in any Company benefit plans, policies or practices then applicable to Executive in accordance with the terms thereof, and all payments under Section 2 of this Agreement shall cease and the Company may require that Executive repay all amounts theretofore paid to him pursuant to Section 2.

(d)     Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in a United States District Court for Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Bucks County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 9 hereof.

(e)     The provisions of this Sections 5 shall survive any termination or expiration of this Agreement.

6.       Non-Exclusivity of Rights; Resignation from Boards; Clawback.

(a)     Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to and receives the payments described in Section 2.2(a) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to employees of the Company.

(b)     If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign from all boards of directors of the Company, any affiliates and any other entities for which Executive serves as a representative of the Company.

(c)     Executive agrees that Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to Executive as an executive of the Company, as in effect from time to time and as approved by the Board or a duly authorized committee thereof.

7.       Survivorship. The respective rights and obligations of the parties under this Agreement (including without limitation Section 5) shall survive any termination of Executive’s employment or termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

8.       Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

9.       Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, or by a nationally recognized overnight delivery service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

MeetMe, Inc.

100 Union Square Drive

New Hope, PA 18938

Attention: General Counsel

If to Executive, to the address in the Company’s payroll records,

or to such other names or addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

10.     Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (b) upon execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms, and (c) Executive is not subject to any pending, or to his knowledge, any threatened, lawsuit, action, investigation or proceeding involving Executive’s prior employment or consulting work or the use of any information or techniques of any former employer or contracting party. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement (including, the Restrictive Covenants Agreement) and that he fully understands the terms and conditions herein.

11.     Non-Disparagement.

(a)     Executive agrees that during the Employment Term and thereafter, he will not, directly or indirectly, publicly or privately, make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements, or remarks concerning the Company or its affiliates, or any of their respective past and present directors, officers or employees, other than, during the Employment Term, in the good faith performance of Executive’s duties to the Company.

(b)     The Company agrees that during the Employment Term and thereafter, it will cause its then-current directors, executive officers and authorized spokespersons not, directly or indirectly, publicly or privately, to make, publish or solicit, or encourage others to make, publish or solicit, any disparaging statements, comments, announcements, or remarks concerning Executive (insofar as they relate to the performance of his duties during the Employment Term) or Executive’s employment with the Company.

12.     Indemnification. The Company hereby agrees, to the maximum extent permitted by law, to indemnify and hold Executive harmless against any costs and expenses, including reasonable attorneys’ fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to Executive’s good faith performance of Executive’s duties and obligations with the Company. The Company shall also provide Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company’s directors and officers. This obligation to provide insurance and indemnify Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive’s employment with the Company or with any of its affiliates. Such obligations shall be binding upon the Company’s successors and assigns and shall inure to the benefit of Executive’s heirs and personal representatives.

13.     Contents of Agreement; Amendment and Assignment.

(a)     This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, including employment, termination and severance. This Agreement supersedes any and all and documents otherwise relating to the subject matter hereof. This Agreement cannot be changed, modified, extended or terminated except upon written amendment approved by the CEO and executed on behalf of the Company by a duly authorized officer of the Company and by Executive.

(b)     All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive.

14.     Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

15.     Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

16.     Cooperation. At the Company’s request, Executive agrees, to the extent permitted by law, to assist, consult with, and cooperate with the Company in any litigation, investigation, administrative procedures, or legal proceedings or inquiries that involve the Company, either now existing or which may hereafter be instituted by or against the Company, including but not limited to, appearing upon the Company’s reasonable request as a witness and/or consultant in connection with any litigation, investigation, administrative procedures, or legal proceedings or inquiries.

17.     Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

18.     Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

19.     Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

20.     Section 409A of the Code.

(a)     This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A of the Code under the “short term deferral” exemption, to the maximum extent applicable, and then under the “separation pay” exemption, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of Section 409A of the Code and the regulations promulgated thereunder. In no event may Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A of the Code, each payment hereunder shall be treated as a separate payment and the right to a series of payments shall be treated as the right to a series of separate payments. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

(b)     Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if Executive is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

21.     Section 162(m) of the Code. Executive agrees that if the Company requests, Executive and the Company will reasonably cooperate to attempt to agree to conform the provisions of this Agreement that the Company deems reasonably necessary to allow performance-based compensation to qualify for the “qualified performance-based compensation” exception to section 162(m) of the Code without material loss to Executive.

22.     Governing Law; Jurisdiction. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions. Any disputes or proceedings related to this Agreement shall be brought solely in a United States District Court for Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Bucks County, Pennsylvania.

23.     Waiver of Jury Trial. AS SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first written above, to be effective on the Effective Date.

MEETME, INC.

By:
Name: Geoff Cook
Title: Chief Executive Officer